Dated	21 May 2018

Service Agreement

(1) Euronet 360 Finance Limited
(2) Nikolaos Fountas

	DATE	21 MAY 2018

PARTIES
(1)		Euronet 360 Finance Limited (company number: 06928422), whose registered office is 6th Floor, Watson House, 55 Baker Street, London W1U 7BU (the “Company”); and
(2)		NIKOLAOS FOUNTAS of 56, Kolokotroni Street, Athens, Greece (the “Executive”).
OPERATIVE PROVISIONS

1	Definitions
In this Agreement, except where a different interpretation is necessary in the context, the expressions set out below shall have the following meanings:

Appointment	the employment of the Executive pursuant to this Agreement
Board	the board of directors of the Company for the time being (including any committee of the Board)
CA 2006	Companies Act 2006
Capacity	directly or indirectly, whether as principal, shareholder, partner, employee, officer, agent or otherwise, on his own behalf, or on behalf of any person, firm, company or any other entity
Chairman	the Chairman of the Board from time to time
Commencement Date	May 2, 2018
Confidential Information
all information which may be imparted or obtained in confidence or be of a confidential nature (whether imparted in writing, verbally or otherwise and whether imparted directly or indirectly) relating to the business or prospective business, current or projected plans or internal affairs of the Company or any Group Company including without limitation:

(a) information relating to the current or prospective marketing or sales of any products or services of the Company or any Group Company, including lists of customers’ and suppliers’ names; addresses and contacts; sales targets and statistics; market share and pricing information; marketing surveys; research and reports; and advertising and promotional material;

(b) any information relating to any actual or prospective business strategies of the Company or any Group Company;
(c) any information relating to any actual or prospective marketing strategies for the launches of any new products or services of the Company or any Group Company;
(d) details of any client connections and contacts;
(e) any information relating to any actual or prospective acquisitions, or internal re-organisations, by the Company or any Group Company;

(f) all know-how, trade secrets, unpublished information relating to the Company’s or any Group Company’s intellectual property and to the creation, production or supply of any products or services of the Company or any Group Company;

(g) any information to which the Company or any Group Company owes an obligation of confidence to a third party; and

(h) any other commercial, financial or technical information relating to the business or prospective business of the Company or any Group Company or to any past, current or prospective client, customer, supplier, licensee, officer or employee, agent of the Company or any Group Company or any member or person interested in the share capital of the Company or any Group Company and any other person to whom the Company or any Group Company may provide or from whom they may receive information (whether marked confidential or not).

Documents
documents, notes, memoranda, correspondence, drawings, sketches, plans, designs, disks, memory, notebooks, tapes or any other medium, whether or not eye-readable, on which information (whether confidential or otherwise) relating to the business or affairs of the Company or any Group Company or to any past, current or prospective client, customer, supplier, licensee, officer, employee, or agent of the Company or any Group Company or any member or person interested in the share capital of the Company or any Group Company and any other person to whom the Company or any Group Company may provide or from whom they may receive information (whether confidential or not) may from time to time be referred to, written, recorded or stored (including without limitation any such information on any social media websites).

DPA	Data Protection Act 1998
ERA	Employment Rights Act 1996
Executive’s Family EWI	spouse/ civil partner/ partner and/or any of his immediate family Euronet Worldwide, Inc,, the ultimate parent company of the Company
FCA Handbook	The Financial Conduct Authority’s Handbook of Rules and Guidance, as amended from time to time, and any successor material
FSMA	Financial Services and Markets Act 2000
Group
EWI and the Company, and their subsidiary undertakings from time to time and the ultimate parent undertaking (if any) of the Company from time to time and every other undertaking which from time to time is a subsidiary undertaking of the same ultimate holding company (if any) from time to time

Group Company	any undertaking within the Group and references to the “Group Companies” shall be construed accordingly
Key Employee	any employee of the Company or any Group Company who is (or was at any time in the Period):
(a) at management grade; or
(b) in a senior capacity; or
(c) in a capacity in which he has access to or obtained Confidential Information and with whom the Executive has had personal dealings, or who reported to the Executive, or for whose work the Executive has had responsibility, at any time during the Period

Period	the period of 12 months immediately before either: (a) the Termination Date; or (b) the commencement of any period of garden leave under clause 4.5 (whichever period commences the earlier)
Permitted Interest
an interest in any class of shares or other securities of any company that are traded on a recognised investment exchange that amount to not more than three per cent of such class of issued shares or securities and an interest in any units of any authorised unit trust

Pre-Contractual Statement
any undertaking, promise, assurance, statement, representation, warranty or understanding (whether written, oral, or governed by a course of dealings) of any person (whether party to this Agreement or not) relating to the employment of the Executive which is not expressly set out in this Agreement

Protected Disclosure	a qualifying disclosure as defined by section 43B ERA which is made by the Executive in accordance with any of sections 43C to 43H ERA
Regulated Firms	The Company, Euronet Payment Services Ltd and any other Relevant Group Companies which are authorised or registered by the Regulator from time to time
Regulations	The Payment Services Regulations 2017 and the Electronic Money Regulations 2011
Regulator	the Financial Conduct Authority, including any successor organisation or organisations and any other regulatory authority responsible for the authorisation and registration of the Regulated Firms
Relevant Group Company	each Group Company for which the Executive performed material duties or about which he received Confidential Information, in each case during the Period
Remuneration Committee
a committee of the Board, or a committee of the board of directors of any Group Company, that determines the annual salary, any bonuses and other remuneration payable to the Executive and other members of the Board and of which a majority consists of non-executive directors

Restricted Area	United Kingdom and any other country in which at the Termination Date the Company or any other Relevant Group Company has or proposed to have material business operations
Termination Date	the date of termination or expiration of the Appointment

2	Interpretation

2.1
The expressions “subsidiary” and “holding company” have the meanings given to them by section 1159 and Schedule 6 CA 2006; the expressions “parent undertaking” and “subsidiary undertaking” have the meanings given to them by section 1162 and Schedule 7 CA 2006; “undertaking” has the meaning given by section 1161 CA 2006; and the expression “financial year” has the meaning given by section 390 CA 2006.

2.2	Unless the context otherwise requires, a reference to one gender shall include a reference to the other gender.

2.3	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

2.4
In determining for the purpose of clause 10 whether the Executive has an interest in any shares or other securities, interest shall have the same meaning as it does for the purposes of sections 820 and 822 - 825 CA 2006.

2.5	References to clauses, parties, and the Schedules are respectively to clauses of and the parties and the Schedules to this Agreement.

2.6
References to any enactment are to be construed as referring also to any enactment or re-enactment of it (whether before or after the date of this Agreement), and to any previous enactment which such enactment has replaced (with or without amendment provided that the amendment does not change the law as at the date of this Agreement) and to any regulation, order, statutory instrument, or other subordinate legislation made under such enactment.

2.7	The clause headings are for ease of reference only and shall not affect the interpretation of this Agreement.

3	Job title

3.1
The Company shall employ the Executive and the Executive shall serve the Company as President and Managing Director and Chief Executive Officer, EFT EMEA for Euronet Worldwide, Inc ("EWI") or in such other capacity as the Board may reasonably require.

4	Period of employment

4.1
The Appointment shall commence on the Commencement Date and, unless terminated earlier under clause 14, will continue until terminated by the Company giving to the Executive not less than 24 months' notice or the Executive giving to the Company not less than 90 days' notice, in each case, in writing to expire at any time.

4.2
Notwithstanding clause 4.1 above, the Company reserves the right in its absolute discretion to elect to terminate the Appointment with immediate effect and pay to the Executive a sum in lieu of notice, either as a lump sum or in 24 equal monthly instalments in arrears, equivalent to the fixed salary and the cost of the life insurance benefits under clause 6.3, which the Executive would have been entitled during the notice period set out in clause 4.1 above, or if notice has already been given, during any unexpired period of notice (the “Unexpired Notice Period”). In the event that the Company elects to exercise its right under this clause 4.2, the Company will notify the Executive of that, and the date of such notification shall be considered the Termination Date for all purposes (notwithstanding the fact that any moneys due under this clause 4.2 will be paid by the Company after such Termination Date).

4.3	If, at any time during the Unexpired Notice Period:

(i)	the Executive should commence new employment, provision of any further salary instalments pursuant to sub-clause 4.2 will immediately cease; and/or

(ii)	the Company becomes aware of circumstances which would have given it grounds to summarily terminate the Executive’s employment for gross misconduct had he still been employed:

(A)	provision of any further salary instalments pursuant to sub-clause 4.2 will immediately cease; and

(B)	the Executive agrees to immediately repay to the Company all salary instalments which have already been paid to him pursuant to sub‑clause 4.2, which shall be recoverable by the Company as a debt.

4.4
The Executive’s previous employment with Group Companies counts as continuous employment with the Appointment, and therefore the Executive’s period of continuous employment commenced on 5 October 2005.

4.5
The Company shall not and no Group Company shall be obliged to provide work to the Executive at any time after notice of termination of the Appointment shall have been given by either party under any of the provisions of this Agreement, or at any time after the Executive has purported to resign in breach of his obligation to provide notice of termination of the Appointment in accordance with clause 4.1 above. The Company may also, in its discretion, take any of the following steps in respect of all or part of an unexpired period of notice, provided that both the Company and the Executive will remain bound by all other express and implied contractual obligations to the other pursuant to this Agreement:

(a)
require the Executive not to contact, whether directly or indirectly, any past, current or prospective suppliers, customers, agents or clients of the Company or any Group Company other than in a purely social capacity;

(b)
require the Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the place(s) of business of the Company, the Group Companies or of any of their clients;

(c)	assign the Executive to duties other than his normal duties;

(d)	withdraw any powers or responsibilities vested in, or duties assigned to, the Executive;

(e)	require the Executive to return to the Company any property in his possession or under his control belonging to the Company or any Group Company or any of its or their clients;

(f)
require the Executive to resign from any office he may hold in the Company, any Group Company or any other company where the office held is as a representative or nominee of the Company or any Group Company. The Executive hereby irrevocably appoints the Company to be his attorney in the Executive’s name and on the Executive’s behalf to execute and do any such instrument or thing and generally to use the Executive’s name for the purpose of giving the Company or its nominee the full benefit of this clause should the Executive fail to comply with it immediately. The Executive agrees and acknowledges that such power of attorney is given by way of security, to secure the performance of the Executive’s obligations pursuant to this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned; and

(g)
appoint another person or persons either to act jointly with the Executive in discharging his duties (whether as an employee or officer of the Company or any Group Company), or to replace the Executive in any office from which he has resigned in accordance with paragraph (f) above; and

(h)	restrict or remove the Executive’s access to the communications or technology systems (or both) of the Company or any Group Company including access to his work email accounts.

4.6
    If the Executive fails to make himself available to work during any period of notice of termination of the Appointment other than in accordance with the terms of this Agreement or at the request or with the permission of the Board, the Company may deduct one day’s salary for each day of absence during such notice period.

4.7
If during the Appointment the Executive shall be removed from his office as a director of the Company pursuant to any power given to the Board or to the members of the Company by law or by the articles of association of the Company, such event will (subject to clause 4.8 below) be deemed not to be a breach of this Agreement, and the job title of the Executive shall be altered appropriately.

4.8
Notwithstanding clause 4.7 above, where the Executive is removed from his office as a director of the Company wholly or partly because he has engaged in any conduct that falls within clause 14.2(b), the Company shall be entitled to terminate the Appointment in accordance with clause 14.2.

4.9	If the Executive shall cease by reason of his own act or default to be a director of the Company, he shall be deemed to be in breach of a fundamental term of this Agreement.

5	Duties

5.1	Without prejudice to any implied contractual or fiduciary duties owed by the Executive arising as a consequence of the Appointment, the Executive shall during the term of the Appointment:

(a)
at all times use all reasonable endeavours to promote the interests and business and reputation of and maintain the goodwill of the Company and any other Group Company and shall not knowingly do, and shall exercise all reasonable endeavours to prevent there being done, anything that may be prejudicial or detrimental to the Company or any Group Company.

(b)	faithfully and diligently perform his duties and exercise and carry out such powers and functions as may from time to time be vested in him by or under the authority of the Board;

(c)
devote the whole of his time and attention and the full benefit of his knowledge, expertise and skills in the proper performance of his duties (unless on holiday as permitted by this Agreement or prevented by ill-health or accident or otherwise authorised by the Board in writing);

(d)
give (in writing if so requested) to the Board, or to such person(s) as it may direct, such information and explanations regarding the affairs of the Company or any other Group Company or matters relating to the Appointment as the Board may require; and

(e)
comply with all applicable regulatory requirements when discharging his duties (including any relevant guidance and regulatory technical standards), any applicable code relating to dealings in securities of the Company and with all lawful directions from time to time given to him by or under the authority of the Board, and all applicable rules, policies and regulations (including, without limitation, the Company’s system and controls arrangements, the EWI Code of Conduct and all and any compliance policies and procedures, such as in relation to anti-bribery and corruption) from time to time laid down by the Company concerning its employees; and

(f)
    subject to the Companies Act 1985 and the CA 2006 (and any statutory instruments made pursuant to the Companies Act 1985 and the CA 2006) and the articles of association of the Company, accept his appointment as a member of the Board; and

(g)
    accept such appointment as a member of the board of directors of any Group Company or any other company as a representative or nominee of the Company as the Board may require, on such terms as may be determined by the Board and notified to the Executive from time to time; and

(h)	perform services for any Group Company wherever situated and enter into any separate Agreement(s) with such Group Company for such purposes as the Board may require; and

(i)	comply with the provisions of Schedule 1;

(j)	comply with the provisions of Schedule 2; and

(k)
    notify the Board in writing as soon as is reasonably practicable of his involvement in any investigation conducted by the police, or any other prosecuting authority (including, without limitation, the Serious Fraud Office or any successor organisation), in relation to any criminal offence or alleged criminal offence, whether occurring before or during the Appointment, where he is the perpetrator or alleged to be the perpetrator of such criminal offence or alleged criminal offence.

5.2
The Executive’s normal place of work shall initially be the Company’s offices at 6th Floor, Watson House, 55 Baker Street, London W1U 7BU. The Executive shall, however, attend and work at any places of business as required or determined from time to time by the Board and shall travel to and work at such places (whether within or outside the United Kingdom) in the manner and on the occasions required from time to time by the Board.

5.3
The hours of work of the Executive are not fixed but are such normal working hours of the Company and such additional hours as may be necessary to enable him properly to discharge his duties. The Executive will not be entitled to any additional pay for any overtime worked.

5.4	The Company may at any time appoint another person or persons to act jointly with the Executive in discharging his duties.

5.5
    The Executive shall provide the Regulated Firms with all information that they may require in order to facilitate the notification to the Regulator of the Executive's proposed duties in relation to the Regulated Firms, and shall further furnish the Regulated Firms with all such further information and execute or otherwise acknowledge formal receipt of such documents and other information pertaining to the authorisation or registration of the Regulated Firms by the Regulator as the Regulated Firms may require.

5.6	The provisions of Schedule 1 shall apply.

5.7
The Company shall pay to the Executive for the proper performance of his duties under this Agreement a fixed salary at the rate of GBP 330,000 per annum less any required deductions for income tax and social security contributions (or such higher rate as the Company may from time to time notify in writing to the Executive). The fixed salary will accrue from day to day and be payable by equal monthly instalments in arrears by no later than the last working day of each month by credit transfer to the bank or building society account nominated by the Executive in writing from time to time.

5.8
Notwithstanding anything to the contrary contained in the articles of association of the Company or of any other Group Company or of any other company of which the Executive is a member of the board of directors at the request and/or nomination of the Board, the fixed salary payable under clause 5.7 above will be inclusive of any other fees or remuneration of any description which the Executive might be entitled to receive from such company and the Executive shall either waive his right to any such remuneration or account to the Company for such remuneration immediately upon receipt.

5.9
    The Executive shall be eligible for a discretionary bonus under the Company's executive bonus plan from time to time, subject to meeting performance or other targets set by the Company in its discretion from time to time. The bonus scheme does not form part of the Executive’s terms and conditions of employment, and receipt of a bonus in any year is no guarantee or indication that a bonus will be paid in any subsequent year. Without prejudice to the discretionary nature of this bonus, to be eligible for payment of a bonus, at the date any bonus may be due to be paid:

(a)	the Executive must be employed by the Company; and

(b)	neither the Company nor the Executive shall have given notice to terminate the Appointment; and

(c)	the Executive must not be subject to any formal disciplinary, or performance management, action; and

(d)
the Executive must not be subject to a disciplinary investigation or on suspension, although if, after completion of the disciplinary process or the end of suspension, the Company has not imposed a disciplinary sanction on the Executive, the Company will re‑consider its discretion at such time.

5.10
    The fixed salary may be reviewed from time to time by the Board. Increases are not automatic but will be at the absolute discretion of the Board. An increase in any year is neither a guarantee nor an indication that an increase will be granted in any subsequent year.

5.11
The Executive authorises the Company to deduct from any remuneration accrued and due to him under the terms of this Agreement (whether or not actually paid during the Appointment and including but not limited to fixed salary, bonus, or expenses, or payment in lieu of notice):

(a)	any overpayment of salary or expenses or any other payment made to the Executive by mistake or through any misrepresentation; and

(b)	any debt owed by the Executive to the Company or any Group Company; and

(c)	any other sum or sums which may be required to be authorised for deduction, by law; and

(d)	any tax or employee social security contributions due in respect of remuneration or any other monies received or receivable by the Executive from the Company.

5.12
The Company shall repay to the Executive all reasonable travelling, hotel and other expenses properly incurred by him in or about the performance of his duties, subject to the Executive having delivered to the Company such form(s) and vouchers or other evidence of actual payment of such expenses as the Company may from time to time require and to compliance with any expenses policy in force, from time to time. The decision of the Board as to what constitutes reasonable expenses shall be conclusive.

5.13
Any remuneration payable to the Executive under the terms of this Agreement, including without limitation any increase in remuneration pursuant to clause 5.10 above, will at all times be subject to any legal requirements, regulatory requirements and any remuneration policy of the Company or any Group Company from time to time applicable. The Executive agrees that where the Company determines that his remuneration is performance-related, he will refer to any remuneration policy of the Company or any Group Company from time to time for further details of the performance assessment process and the importance of non-financial assessment factors in such process.

6	Other benefits

6.1
The Executive shall be entitled to the benefits set out in clause 6.2, 6.3 and 6.4 below during the Appointment subject always to the rules of any such scheme from time to time in force and any applicable HM Revenue & Customs limits. The provision of such benefits may result in additional tax or social security liability, and the Company will make any required deductions for such tax and/or social security as may be required from the Executive’s fixed salary. The Company reserves the right to withdraw or amend any of these benefits, or to change the insurance provider (a “Provider”), at any time, and provision of any of these benefits shall not prevent the Company from terminating the Executive’s employment at any time.

6.2
The Executive and the Executive's Family shall be entitled to participate in any suitable medical expenses insurance scheme provided each member of the Executive's Family is under the age of 21 operated by the Company from time to time.

6.3
The Executive and the Executive's Family shall be entitled to participate in the life insurance scheme provided each member of the Executive's Family is under the age of 21 operated by the Company from time to time.

6.4	The Executive shall be entitled to use of a company car in accordance with rules established by the Company from time to time.

6.5	By signing this Agreement, the Executive acknowledges and agrees that, in relation to any schemes provided under this clause 6:

(a)	the Company’s sole obligation shall be to provide access to such schemes (by making any applicable payments of the relevant insurance premiums to the relevant Provider);

(b)
the Company will not be responsible or liable for providing the Executive or the Executive’s Family with any benefit in the event that a Provider fails or refuses, for whatever reason, to pay, provide or continue to pay or provide any benefit to the Executive or the Executive’s Family; and

(c)
the Company shall have no liability to pay any benefit to the Executive or the Executive’s Family under any scheme unless the Company has received payment of such benefit in respect of the Executive or the Executive’s Family from the relevant Provider.

7	Pension arrangements

7.1	During the first four years of the Appointment, the Company shall contribute on a monthly basis to either:

(a)	the Executive’s personal pension scheme comprised within the Company-sponsored group personal pension arrangement; or

(b)	at the written request of the Executive to any personal pension scheme previously nominated by the Executive to the Company in writing at the annual rate of 10% per cent of the fixed salary provided for in clause 5.7, up to a maximum aggregate contribution by the Company during the term of the Appointment of £110,000, or such greater amount as may be determined by the Company from time to time.

7.2	A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of the Appointment.

8	Holiday

8.1
The Executive shall be entitled to 28 days (inclusive of UK public and bank holidays) paid holiday in each complete holiday year worked (and pro rata for part of each holiday year worked) to be taken at such time or times as shall be agreed by the Board. Throughout such holidays, the Executive shall continue to receive his normal fixed salary. He may be entitled to additional payments in respect of holiday as a matter of law but any such entitlement is not contractual and does not form part of this Agreement.

8.2
The holiday year runs from 1 January each year to the following 31 December. No holiday entitlement may be carried forward from one holiday year to the next and no payment will be made in lieu of any such untaken holiday entitlement other than on the termination of the Appointment as provided for in clauses 8.4 and 8.6 below.

8.3	The Company may require the Executive to take all or part of any outstanding holiday entitlement during any period of notice of termination (whether such notice is given by the Company or the

Executive) and any outstanding holiday entitlement shall be deemed to be taken during any period where the Company has exercised its rights pursuant to clause 4.5 above.

8.4	The Company will:

(a)
subject to clause 8.6 below, make a payment of a day’s pay for each day’s holiday which the Executive has accrued during the holiday year in which termination occurs, but has not taken as at the Termination Date, subject to deductions for income tax and social security contributions; or

(b)
deduct a day’s pay for each day’s holiday which the Executive has taken in excess of his accrued entitlement during the holiday year in which termination occurs, as at the Termination Date, from any remuneration or other payments due to the Executive from the Company.

8.5
For the purposes of clause 8.4 above, a day’s pay is calculated as 1/260 of the Executive’s fixed salary from time to time. The Executive may be entitled to additional payment(s) on termination in respect of holiday as a matter of law but any such entitlement is not contractual and does not form part of this Agreement.

8.6
Where the Appointment is terminated by either the Company pursuant to clause 14.3(a), or by the Executive in breach of clause 4.1, any payment due to the Executive under clause 8.4(a) above shall be limited to the Executive’s accrued but untaken statutory holiday entitlement for the holiday year in which termination occurs. For the avoidance of doubt, any paid holidays which have been taken in the year in which termination occurs, shall reduce such statutory holiday entitlement accordingly.

9	Confidentiality

9.1	The Executive acknowledges that:

(a)	the Company and every Group Company possess a valuable body of Confidential Information to which he has access in order to carry out his duties effectively;

(b)	his duties during the Appointment include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Company and the Group Companies; and

(c)
all Documents containing or referring to Confidential Information at any time in his control or possession (whether expressly marked confidential or not) are and shall at all times remain the absolute property of the Company.

9.2
Subject to clause 9.3, the Executive shall not (whether directly or indirectly) during the continuance of the Appointment, other than in the proper course of his duties and for the benefit of the Company or any Group Company, nor after the Termination Date:

(a)	use, disclose, publish or communicate or cause to be used, disclosed, published or communicated to any person any Confidential Information; or

(b)
copy or reproduce in any form or by or on any media or device or allow others to copy or reproduce or have access to any Documents containing or referring to Confidential Information (whether expressly marked confidential or not).

9.3	The restrictions in clause 9.2 will not:

(a)
restrict the Executive from disclosing any Confidential Information which the Executive is required to disclose by law or any order of the court or any relevant regulatory body, provided that such disclosure is only to the proper recipient and to the extent required and that the Executive shall have given prior written notice to the Company of the requirement and of the information to be disclosed, allowed the Company an opportunity to comment on the requirement and have taken such comments into consideration (where reasonable) before making the disclosure; and

(b)
apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure (whether direct or indirect) by the Executive or any other person who owes the Company or any Group Company an obligation of confidentiality in relation to the information disclosed.

9.4	The Executive undertakes and agrees that:

(a)	he will comply with any Company policy relating to Confidential Information which may be issued from time to time during his employment;

(b)
both during the Appointment and after the Termination Date, he will exercise due care and diligence to prevent any unauthorised direct or indirect publication, disclosure or use of Confidential Information and any Documents containing or referring to it (whether expressly marked confidential or not);

(c)
both during the Appointment and after the Termination Date following a request by the Board he will promptly deliver up to the Company any Confidential Information (including all copies of all Documents and abstracts whether or not lawfully made or obtained) which are in his possession or under his control and shall delete any such Confidential Information from any re-usable medium; and

(d)
both during the Appointment and after the Termination Date, he will do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this clause and/or to provide evidence that it has been complied with.

9.5
Nothing in this Agreement shall restrict the rights of the Executive to make a Protected Disclosure under the ERA. If the Executive has a particular grievance, concern, disclosure or information of a particularly sensitive nature or has reasonable grounds to believe that the Company has committed a crime, a breach of its legal obligations, a miscarriage of justice, or a breach of health and safety or environmental legislation, the Executive should raise this in the first instance with a non-executive director of the Executive’s choice.

9.6
The Executive agrees that the provisions set out in this clause 9 are without prejudice to any other duties of confidentiality owed to the Company or any Group Company whether express or implied and are to survive the termination of the Appointment.

10	Restrictions during the Appointment

10.1
The Executive shall not during the Appointment carry on or be concerned, engaged or interested in any Capacity in any trade, profession or business other than that of the Company or any Group Company and shall not engage in any other activity or hold any public office (unless required by law) which the Company reasonably considers may impair his ability to perform his duties under this Agreement except with the written permission of the Board.

10.2	The Executive may:

(a)	hold a Permitted Interest; and/or

(b)	carry on or be concerned, engaged or interested in any other trade, profession or business or hold a public office if he shall have:

(i)	provided, on the basis of the utmost good faith, full particulars of its nature and of the likely demands it will make on his time and abilities;

(ii)
obtained the prior written consent of the Board, which consent may be given subject to such terms or conditions as it may decide (each of which shall be considered to be a term of this Agreement) and the Company shall have the right to reconsider the consent or the terms if it reasonably considers that it is in the interests of the Company or any Group Company to do so; and

(iii)	if required by the Company at any time, provide full details of such hours as he may spend on its business to enable the Company to comply with the requirements of the Working Time Regulations 1998.

10.3
The Executive shall not during the Appointment (save in a purely social capacity or with the prior written consent of the Board), directly or indirectly, make any contact, whether formal or informal, written or oral, with any of the Company’s or any Group Company’s past, current or prospective suppliers, customers, agents or clients with whom the Executive has had business dealings (directly or indirectly) for any purpose (including but not limited to an intention to set up a competing business or to seek employment) other than for the legitimate business interests of the Company or any Group Company.

10.4	The Executive shall not during the Appointment directly or indirectly, either on his own behalf or on behalf of any person, firm or company:

(a)
solicit or endeavour to entice away from the Company or any Group Company an employee, or discourage from being employed by the Company or any Group Company any person who, to the knowledge of the Executive, is an employee or a prospective employee of the Company or any Group Company; or

(b)	employ or procure another person to employ any such person.

10.5	The restrictions set out in this clause 10 are without prejudice to any other express or implied contractual or fiduciary duties owed to the Company.

11	Restrictions after the Appointment

11.1
The Executive acknowledges that he is willing to enter into the covenants set out in this clause 11 with the Company (for itself and as agent for each Group Company) in order to provide the Company and any Group Companies with what he considers to be reasonable protection for its or their Confidential Information, or its or their client connections, or the stability of its or their workforce, or otherwise for its or their goodwill, or any aspect of that goodwill.

11.2
The Executive shall not, in any Capacity, save in respect of a Permitted Interest or with the prior written consent of the Board (which shall not be unreasonably withheld), for a period of 24 months from the Termination Date (subject to clause 11.6), within the Restricted Area, carry on or be concerned or engaged or interested in any part of any trade or business which competes with any part of any trade or business carried on by the Company or any Group Company in which the Executive shall have been actively engaged or involved at any time during the Period. Nothing in this clause 11.2 shall prevent the Executive from holding a Permitted Interest.

11.3
The Executive shall not in any Capacity for a period of 24 months from the Termination Date (subject to clause 11.6) in competition with the Company or any Group Company and in relation to the business activities of the Company or any Group Company in which the Executive has been actively engaged or involved at any time during the Period:

(a)	solicit, approach or offer products or services to or entice away from the Company or any Group Company any person, firm or company who was either:

(i)
a client or customer of the Company or any Group Company at any time during the Period with whom the Executive has been actively engaged or involved by virtue of his duties under this Agreement at any time during the Period; or

(ii)
a prospective client or customer of the Company or any Group Company with whom or which as at the Termination Date there are negotiations ongoing with a view to him or it becoming a customer or client of the Company or any other Group Company and where the Executive has been actively engaged or involved in such negotiations in the performance of his duties under this Agreement at any time during the Period;

(b)	deal with or accept custom from any person, firm or company who was either:

(i)
a client or customer of the Company or any Group Company at any time during the Period with whom the Executive has been actively engaged or involved by virtue of his duties under this Agreement at any time during the Period; or

(ii)
a prospective client or customer of the Company or any Group Company with whom or which as at the Termination Date there are negotiations ongoing with a view to him or it becoming a customer or client of the Company or any other Group Company and where the Executive has been actively engaged or involved in such negotiations in the performance of his duties under this Agreement at any time during the Period.

11.4	The Executive shall not for a period of 24 months from the Termination Date (subject to clause 11.6) in any Capacity, directly or indirectly:

(a)	approach or solicit or otherwise endeavour to entice away from the Company or any Group Company; or

(b)	employ or offer employment to or procure the employment of
any Key Employee, whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or any Group Company or otherwise.

11.5	The Executive shall not, at any time after the Termination Date, in any Capacity:

(a)
save as otherwise expressly directed in writing by the Company, represent himself as being in any way connected with or interested in the business of the Company or any Group Company (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements) or use any name which is identical or similar to or likely to be confused with the name of the Company or any Group Company or any product or service produced or provided by the Company or any Group Company or which might suggest a connection with the Company or any Group Company; or

(b)	make any untrue or misleading oral or written statement concerning the business and affairs of the Company or any Group Company.

11.6
The period of the restrictions in clauses 11.2, 11.3 and 11.4 shall be reduced by the period, if any, spent by the Executive during which the Executive is precluded by the Company from attending at the Company’s premises and from contacting clients, customers, suppliers or agents of the Company in accordance with clause 4.5.

11.7
The Executive agrees that each of the restrictions in clauses 11.2, 11.3, 11.4 and 11.5 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company and any Group Company. The Executive also acknowledges that he has had the opportunity to obtain independent legal advice in relation to the terms of this clause 11. However, if any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted, the Executive agrees that such restriction shall apply with such deletions as may be necessary to make it valid and effective.

12	Relevant definitions

12.1	For the purposes of the positive duties set out in clause 5, the restrictions set out in clauses 10 and 11 and the relevant associated definitions in the Definitions section of this Agreement:

(a)
the expression “Company” shall include any former owner/transferor of a business acquired by the Company by which the Executive shall have been employed under a contract of employment in respect of which his service is included for the purposes of calculating continuous employment with the Company;

(b)
for the avoidance of doubt, any reference to the Company and to the Company’s trade or business shall be deemed to include any Group Company and its trade or business and/or to apply to them as if the words were repeated by reference to such company insofar as the Executive shall have been performing services to any material extent for a period of not less than three months for such Group Company at any time during the Period and the Executive undertakes to execute any further documents which the Company may require to confirm this; and

(c)
where references to the Company and Company’s trade or business are deemed to include and/or apply to a Group Company and to a Group Company’s business pursuant to clause 12.1(b), the Executive covenants with the Company for itself and in the same terms in relation to each such Group Company and each Group Company’s business as he does with the Company and in respect of the Company’s business.

12.2
For the avoidance of any doubt, all of the Executive’s obligations under clauses 9, 10 and 11 above apply, including without limitation, to any activities by the Executive in relation to any social media websites.

13	Absence, illness and incapacity
If at any time the Executive is prevented by reason of ill-health, accident or other incapacity from properly performing his duties he shall promptly furnish to the Company, if required, evidence of such incapacity in a form satisfactory to the Board.

14	Termination

14.1
In the event the Appointment is terminated at any time before a Change of Control (as defined in clause 16.1 below) by the Company in accordance with clause 4.2, all outstanding stock options, restricted stock awards and other equity incentive awards ("EWI Equity Awards") held by the Executive that are issued under the Euronet Worldwide, Inc. 2006 Equity Incentive Plan, as amended then held by the Executive which have not otherwise been forfeited, terminated or exercised, shall continue to vest and/or continue to be exercisable through the full 24-month notice period or, if shorter, the Unexpired Notice Period as set forth in clause 4.2 (the "Equity Severance Period"); provided, however, (i) any such Equity Severance Period relating to the exercisability of any stock option shall not extend such option beyond the earlier of 10 years from the option's grant date or such option's original expiration date, and (ii) such Equity Severance Period shall end earlier if the Company has grounds under Section 4.3(ii)(A) of the Service Agreement to cease any further salary instalments.

14.2
The Company may at any time terminate the Appointment with immediate effect without notice or payment in lieu of notice (or by such longer period of notice as the Company shall see fit) by giving the Executive written notice in circumstances as follows:

(a)	if the Executive shall have:

(i)
committed any material breach or non-observance or, after having been given warning in writing, any repeated or continued breach or non-observance of any of his duties or any of his express or implied obligations arising from the Appointment including without limitation his obligations as a director of the Company or Group Company including refusing to comply with any reasonable instructions given to him by the Board;

(ii)	committed any act of fraud, misappropriation or embezzlement in connection with his Appointment;

(iii)	been convicted of a criminal offence (excluding an offence under road traffic legislation in respect of which he is not sentenced to a term of imprisonment, whether immediate or suspended);

(iv)	wilfully failed to follow any reasonable instructions of the EWI Board or any officer of EWI to whom the Executive reports; or

(v)	committed gross negligence or gross misconduct in the performance of his assigned duties.

14.3
The Board may at any time suspend the Executive pending the making and completion of such investigation(s) as the Board thinks fit. While the suspension continues, the Company shall, unless specifically otherwise provided in this Agreement, pay to the Executive his fixed salary and provide to him the other benefits set out in this Agreement. During the period of suspension the Company and relevant Group Companies shall not be obliged to provide work to the Executive and may require the Executive to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies. Such suspension shall not preclude the Company from later terminating the Appointment, pursuant to the terms of this Agreement, on the grounds of the suspension or any other event.

14.4
The Board may terminate the Executive's employment immediately by written notice at any time if the Executive suffers an illness or injury which has caused the Executive to be incapable of effectively performing his role on a permanent or long term basis. In these circumstances, the Executive will be entitled to:

(a)	a termination payment the equivalent of 12 months' base salary at the date of the termination of his employment;

(b)
continuation of the vesting of any outstanding equity-based awards to th Executive by EWI, the Company or any Group Company for a period of 12 months from the date of the termination of the Executive's employment;

(c)	re-imbursement of all reasonable and documented business expenses incurred by the Executive up to and including the date of the termination of his employment;

(d)	subject to the requirements of the insurer, the right to elect for continued coverage under the insurer's private health insurance plan; and

14.5	The termination payment specified at clause 14.4(a) will be paid by the Company within 30 days of the date of the termination of the Employee's employment.

14.6
The Executive will be deemed be incapable of effectively performing his role on a long term basis if he cannot, within a consecutive period of 120 calendar days, or within a period of 150 days from any contiguous 365 day period, effectively perform his role. In determining whether the Executive can effectively perform his role, the Company will take into account whether he can do so with reasonable adjustments, in accordance with the requirements of the Equality Act 2010.

15	Obligations on the termination of the Appointment
Upon the termination of this Appointment (for whatever reason and howsoever arising) the Executive:

(a)	shall not remove, conceal or destroy, but shall immediately deliver up to the Company:

(i)	all Documents;

(ii)	any other property belonging to the Company or any Group Company; and

(iii)	any intellectual property belonging to the Company, any Group Company or any of its or their clients or customers which may then be in his possession or under his control;

(b)	shall, if requested, certify in writing to the Company and provide evidence that he has complied with clause 15(a);

(c)
shall immediately resign without claim for compensation from any office or offices held by him in the Company, any Group Company, or any other company as representative or nominee of the Company or otherwise by virtue of the Appointment. The Executive hereby irrevocably appoints the Company and Daniel Marland, Director, to be his attorney in the Executive’s name and on the Executive’s behalf to execute and do any such instrument or thing and generally to use the Executive’s name for the purpose of giving the Company or its nominee the full benefit of this clause should the Executive fail to comply with it immediately. The Executive agrees and acknowledges that such power of attorney is given by way of security, to secure the performance of the Executive’s obligations pursuant to this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned; and

(d)	shall immediately repay all outstanding debts or loans due to the Company or any Group Company.

16	Change of Control

16.1
In case of termination of this Agreement by the Company for any reason other than termination by the Company under clause 14 within a period of one year after a Change of Control, (i) the Company shall pay a sum in lieu of notice as provided in clause 4.2, provided that such sum shall be equal to the present value (calculated using a discount rate equal to 7.5% per annum) of his salary during the 24-months’ notice period and (ii) the Executive will be entitled to an additional sum equal to the present value (calculated using a discount rate equal to 7.5% per annum) of the fixed salary which the Executive would have been entitled during the period of one year after a Change of Control, less any period of such year the Executive was employed by the Company. For purposes of this clause 16, a "Change of Control" shall be considered to have occurred if: (i) EWI has completed a merger, consolidation or dissolution such that immediately after such event the shareholders of EWI immediately before such merger, consolidation or dissolution hold less than 50% of the surviving entity and such transaction has been closed; (ii) EWI completes a sale, exchange or disposition of all or substantially all of its assets and such transaction has been closed; (iii) less than 75% of the members of the Board of Directors of EWI shall be individuals who were members of the Board on the date of execution of this Agreement or whose election or nomination was approved by a vote of at least 75% of the members of the Board then still in office who were either members of the Board on the date of execution of this Agreement or whose election or nomination was so approved; or (iv) any "person" (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (the "Exchange Act") shall have become "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of EWI representing 40% or more (calculated in accordance with Rule 13d-3) of the aggregate voting power of EWI's then outstanding voting securities.

16.2	In the event of a Change of Control, all EWI Equity Awards held by the Executive shall become immediately vested on the date of the Control Change.

17	Record keeping and data protection

17.1
The Executive acknowledges and agrees that in order to keep and maintain records relating to the Appointment, it will be necessary for the Company and where relevant, the Group Companies to record, keep and process personal data (which may include sensitive data as defined by the DPA) relating to the Executive, in hard or soft copy, including without limitation data such as references, bank details and other personal details. This personal data will be held for administration purposes; for the provision of management information for business purposes or in connection with any other legitimate interests, such as marketing activities, corporate planning or in relation to any actual or potential sale of the Company and any Group Company; and to permit the Company and any Group Company to comply with its legal and/or regulatory obligations. The Company’s policy in relation to data protection is available from the Human Resources Department.

17.2
The Executive acknowledges and agrees that to the extent that it is reasonably necessary in connection with the Appointment and/or the performance of the Company’s responsibilities as an employer and/or in connection with any other legitimate interest, and/or in connection with any legal or regulatory obligation, the Company may:

(a)
disclose the Executive’s personal and sensitive data (including the terms of this Agreement) to others, including without limitation other employees of the Company, Group Companies, the Company’s professional advisers, pension scheme providers, service providers, other third parties (such as payroll processors and/or any actual or prospective purchasers), Government bodies, including, without limitation, HM Revenue & Customs, the Pensions Regulator, the U.S. Securities and Exchange Commission, industry bodies and other regulatory and non-regulatory authorities;

(b)
make such disclosures, and to such persons, as are necessary to comply with any legal and/or regulatory obligations, including, without limitation, in relation to any remuneration reporting obligations pursuant to the CA 2006; and

(c)
transfer such data outside the European Economic Area to Group Companies and service providers which may be located in countries that do not have laws to protect the Executive’s data. Where such transfer takes place the Company shall take appropriate steps to satisfy itself that the entity to which the Executive’s personal and sensitive data is transferred has in place the appropriate technical and organisational measures to protect such data against unauthorised or unlawful processing and against accidental loss or destruction of or damage to the data.

18	Security and use of equipment

18.1
The Executive acknowledges that the Company may legitimately monitor any communications sent or received by the Executive either in the performance of his duties or by way of the Company’s networks, and consents to such monitoring. For the purposes of this clause 18:

(a)
“monitoring” means the checking, searching, recording and reviewing of telephone calls, computer files, records, e-mails and social media websites, and the undertaking of any other compliance, security or risk analysis checks the Company reasonably considers necessary; and

(b)	“networks” includes any telephone communications using the Company’s switchboard and voicemail system, and the Company’s e-mail and internet networks.

18.2
The Executive undertakes at all times to comply with all conditions of use which may from time to time be imposed by the Company with regard to the use of equipment networks and systems provided by the Company, including without limitation:

(a)	any internet and e-mail policy of the Company from time to time;

(b)	any privacy policy of the Company from time to time; and

(c)	any social media policy of the Company from time to time.

18.3	The Executive agrees that:

(a)
if any of his duties under this Agreement involve the Executive’s use or operation of any social media websites, any such website account and content shall belong solely to the Company and shall not be used by the Executive after the termination of this Agreement;

(b)
any contacts which the Executive may store or record (including without limitation on any hard drive, system, network, hand-held or other electronic devices or any social media websites) during the course of this Agreement (unless obviously personal to the Executive and not related in any way to his employment with the Company) shall also solely belong to the Company; and

(c)
on termination of this Agreement (for whatever reason and howsoever arising), the Executive shall promptly inform the Company in writing of all relevant user names, passwords and any other necessary access details in relation to all social media websites used or operated by the Executive pursuant to his duties under this Agreement.

19	Notices

19.1	Notices pursuant to this Agreement:

(a)	must be in writing addressed:

(i)	to the Company at its registered office for the time being; and

(ii)
to the Executive at his place of work or at the address set out in this Agreement or such other physical or email address as the Executive may from time to time have notified to the Company for the purpose of this clause; and

(b)	will be effectively served:

(i)	on the day of receipt, where any hand-delivered letter is received on a business day before or during normal working hours;

(ii)	on the following business day, where any hand-delivered letter is received either on a business day after normal working hours or on any other day;

(iii)	on the second business day following the day of posting from within the United Kingdom of any letter sent by first class prepaid mail; or

(iv)	on the fifth business day following the day of posting to an overseas address of any prepaid airmail letter.

19.2	The Executive agrees that any notice to be given to him by the Company under this Agreement may either be given directly by the Company or, on behalf of the Company, by its main holding company.

20	General

20.1
The Company’s usual disciplinary rules will apply to the Appointment, except as otherwise expressly provided in this Agreement. A copy of these rules is available from the Company’s HR Director. These disciplinary rules do not however form part of the Executive’s terms and conditions of employment.

20.2
The Company’s usual grievance procedures will apply to the Appointment, except as otherwise expressly provided for in this Agreement. If the Executive has any grievance relating to the Appointment, he should apply in writing to the Chairman. A copy of these rules is available from the Company’s HR Director. As with its disciplinary rules, the Company’s grievance rules do not form part of the Executive’s terms and conditions of employment.

20.3
If the Executive is dissatisfied with any disciplinary decision relating to him or he seeks redress of any grievance relating to his employment, then the Executive may apply in writing to such executive as the Board may nominate to consider and act upon the application.

20.4	The parties acknowledge and agree that:

(a)
this Agreement constitutes the entire Agreement and understanding between the Executive and the Company in relation to the terms of employment of the Executive by the Company and/or any Group Company, and supersedes any previous drafts, Agreements, arrangements and understandings between the Executive and the Company and/or the Executive and any Group Company or any related person (if any, and whether written, oral, or governed by a course of dealings) in relation to the employment of the Executive (save in relation to any awards of equity to the Executive by any Group Company), which shall be deemed to have terminated with effect from the Commencement Date;

(b)	in entering into this Agreement the Executive has not relied on any Pre-Contractual Statement; and

(c)
the Executive shall have no remedy in respect of any Pre-Contractual Statement and the only remedy available to the Executive in respect of the representations and warranties that are set out in this Agreement shall be for breach of contract, although (without admission of liability by the Company or any Group Company) nothing in this Agreement shall limit or exclude any liability for fraud.

20.5	There are no collective Agreements affecting the terms and conditions of the Appointment.

20.6	If any provision of this agreement is held to be invalid or unenforceable by any judicial or other competent authority:

(a)	all other provisions of this agreement will remain in full force and effect and will not in any way be impaired; and

(b)
but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

20.7
The waiver, express or implied, by either party of any right under this agreement or any failure to perform or breach by the other shall not constitute or be deemed a waiver of any other right under this agreement or of the same right on another occasion.

20.8
No amendment, change or addition to the terms of this agreement shall be effective or binding on either party unless reduced to writing and signed by each party adversely affected by such amendment, change or addition.

20.9
The Executive represents and warrants that he is entitled to work in the United Kingdom and will immediately notify the Company in writing if he ceases to be so entitled at any time during the Appointment.

20.10
The Executive represents and warrants that he is not a party to any court order, agreement, contract (whether of employment or otherwise) or understanding that would in any way restrict or prohibit him from undertaking or performing any of the duties of the Appointment in accordance with this Agreement. In the event of any breach by the Executive of this clause 20.10, without prejudice to any other rights of the Company including without limitation immediate termination of this Agreement without notice or any payment in lieu of notice, the Executive undertakes to indemnify the Company against any claims, losses, costs, damages, liabilities or expenses which the Company may incur in connection with any such breach.

20.11
The Executive acknowledges and agrees that damages would not be an adequate remedy for any breach by him of the provisions of clauses 5, 9, 10 or 11, and that the Company will be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of any such clauses.

20.12
The Executive agrees that it is a requirement of his employment that he will behave at all times in accordance with all aspects of equality law and that a breach by him of any such laws may be treated as a disciplinary matter and/or a breach of contract.

20.13
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, whether of a contractual or non-contractual nature, is governed by and is to be construed in accordance with the law of England and Wales. The parties irrevocably agree that the Courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

20.14
Except as otherwise expressly stated in this Agreement, nothing in this Agreement confers any rights on any person (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

This Agreement is executed as a deed by the parties and is delivered and takes effect on the date at the beginning of this Agreement.

SCHEDULE 1
Compliance with Regulatory Rules
References in this Schedule 1 to the rules of the Regulator shall be deemed to include the FCA Handbook and any statement of principle, code of conduct, code of practice or guidance issued by the Regulator and as amended from time to time and applicable to the Regulated Firms.

1
The Executive acknowledges that any material breach of the provisions of this Schedule 1 may constitute a material breach of his obligations under this Agreement and may be treated as gross misconduct by the Company.

2
The Executive undertakes that he shall not do anything, or fail to do anything, if that act or omission would place any of the Regulated Firms in breach of any provisions of FSMA, the Regulations or any rules of the Regulator. The Executive also agrees to use his best efforts to prevent any non-compliance with or breach of FSMA, the Regulations or any rules of the Regulator, resulting from the conduct, activities or inaction of the personnel of any of the Regulated Firms, so far as it is within his powers to do so.

3	The Executive undertakes to notify each of the Regulated Firms:

3.1
as soon as possible if there is any change in his situation or financial circumstances or if the details relating to him, as contained in any document submitted to the Regulator in relation to any Regulated Firm, change or need amendment;

3.2
as soon as possible following receipt of any communication from the Regulator, including without limitation communications relating to any potential or actual investigation, or enforcement or disciplinary proceedings; and

3.3	of any other matter which might reasonably affect the Regulator's opinion of his fitness and propriety, as soon as possible after that matter has come to his attention.

4
The Executive undertakes to comply and co-operate fully with all instructions, directions, requirements, or requests of the Regulator or any other relevant body, including (but not limited to) a requirement to make himself readily available for the purposes of any inspection, investigation, summary process or tribunal or disciplinary proceeding, and truthfully to answer all questions put to the Executive by the Regulator or the body, officer, representative or inspector appointed by the Regulator or that body in the course of any such inspection, investigation, summary process or tribunal or disciplinary proceeding.

By signing below, I, Nikolaos Fountas, hereby agree that I have read, understand and accept the contents, terms and conditions of this Schedule 1.

Signed:
Dated:

SCHEDULE 2
Intellectual Property

1
The Executive shall disclose to the Company or any Group Company full details of any intellectual property or copyright work meaning all intellectual property and similar rights, whether present or future, throughout the world including, without limitation, patents, trade marks and service marks, rights in inventions, design rights, registered designs, trade names, copyrights, database rights, confidential information, know-how and all rights of whatsoever nature in computer software and data (whether or not any of these is registered and including applications for registration of any such thing) (“Intellectual Property”) made or created by the Executive or any invention made or discovered or produced by him in the course of his employment (whether or not during office hours or using office stationery and equipment) in connection with or in any way affecting or relating to or capable of being used or adapted for use in the business of the Company or any Group Company.

2
The Executive agree to do all acts, deeds and things and execute all documents that may be necessary to enable the Company or its nominee to obtain the benefit of every invention or any Intellectual Property made by him in the course of his duties and to secure patent or other appropriate protection for it including, without limitation, to apply for registration of any of the Intellectual Property (or any part of them) or for the Company or any Group Company to be recorded as the registered owner or applicant for registration in respect of the Intellectual Property.

3
The Executive agree to waive all moral rights in respect of all Intellectual Property owned and/or assigned to the Company or any Group Company arising under the Copyright, Designs and Patents Act 1988 or any other similar or analogous rights throughout the world, to the fullest extent permissible by applicable law.

Executed as a deed by Euronet 360 Finance Limited acting by:

/s/ Daniel J. Marland
[signature of director]

Daniel J. Marland
[print name of director]
Director
in the presence of:

/s/ Agnieszka Duchnowska
[signature of witness]

Agnieszka Duchnowska
[print name of witness]

Address
Euronet Polska Sp. z o.o.
Inflancka 4C
00-188 Warsaw, Poland

Occupation
Lawyer

Signed as a deed by:

/s/ Nikolaos Fountas
NIKOLAOS FOUNTAS

in the presence of:

/s/ Agnieszka Duchnowska
[signature of witness]

Agnieszka Duchnowska
[print name of witness]

Address
Euronet Polska Sp. z o.o.
Inflancka 4C
00-188 Warsaw, Poland

Occupation
Lawyer